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                                   EXHIBIT 4.4

                             AMENDMENT NO. 1 TO THE
                             RWD TECHNOLOGIES, INC.
                AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Section 20 of the RWD Technologies, Inc. Amended and Restated Employee Stock Purchase Plan (the "Plan") authorizes the Board of Directors (the "Board") of RWD Technologies, Inc., a Maryland corporation (the "Corporation"), to amend the Plan at any time; and

     WHEREAS, the Board now finds it desirable and in the best interests of the Corporation to increase the number of shares of common stock of the Corporation, par value $0.10 per share ("the Common Stock"), authorized for issuance under the Plan by 400,000 shares.

     NOW, THEREFORE, the Plan is amended, effective as of February 20, 2002, as follows:

                              First and Only Change
                              ---------------------

     Section 1 of the Plan is amended in its entirety to read as follows:

          "Subject to adjustment as provided herein, the aggregate number of shares of Common Stock that may be made available for purchase under the Plan is 875,000 shares. The shares issuable under the Plan may, in the discretion of the Board of Directors of the Company (the "Board"), be authorized but unissued shares of Common Stock, shares purchased on the open market, or shares from any other proper source."

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officers this 20th day of February, 2002.

ATTEST:                                   RWD TECHNOLOGIES, INC.


By: /s/ Laurens MacLure, Jr.,             By: /s/ Robert W. Deutsch
    ------------------------------------     -----------------------------------
         Laurens MacLure, Jr., Secretary           Robert W. Deutsch, Chairman
                                                   and CEO

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